April 20, 2026

Matthew M. Googe
1204 Forest Brook Road

Knoxville, TN 37919

Dear Matthew:

At this exciting time for the company, I am pleased to offer you the position of General Counsel for MasterCraft Boat Holdings, Inc. This role reports directly to Brad Nelson, and, upon appointment by the Board of Directors, you will serve as an officer of the Company and as Corporate Secretary. You will play an important role across the enterprise as a key member of the Senior Leadership Team (SLT), serving as the Company’s chief legal advisor and leading all legal, governance, compliance, and risk management activities. In this role, you will provide strategic legal counsel to the CEO, Board of Directors, and senior leadership team; oversee corporate governance, securities, M&A, compliance, and litigation matters; and support the Company’s growth and business objectives while ensuring strong legal and ethical standards.

The terms are as follows:

Job Title: General Counsel

Effective Date: May 11, 2026, or as negotiated.

Salary/Bonus: Your base annual salary will be $370,000.

Bonus/STIP: You will be eligible for the management short-term incentive/bonus plan (STIP). Your target bonus will be 50% of your base salary based on Company and business unit performance and leadership objectives as determined by the Board of Directors. Your bonus eligibility will be prorated (minimum of $40,000) the first year based on hire date.

LTIP: You will be eligible for the Company’s annual Long-Term Incentive Plan (LTIP). This Plan will allow you to earn a target of 60% of your base salary subject to the terms set by the Board.

Signing Bonus: As a signing incentive, you will receive $50,000 and a special one-time RSU grant equal to $75,000 with 3-year vesting subject to continued employment through each vesting date.

Severance: If your employment is terminated without cause, you will be eligible to receive 12 months of your base salary, prorated target bonus, and COBRA reimbursement for up to 12 months.

Benefits: You will be eligible for health benefits effective the first day of the month following 60 days from your date of hire. This includes medical, dental, prescription, and vision coverage. You will also be eligible for short- and long-term disability and life insurance.

You will be eligible to participate in our 401k the first of the month following 90 days of employment, which includes Company matching according to our program terms. We will accept a rollover from a qualified plan.

You will be eligible for three weeks of paid vacation. We observe ten paid holidays per year. In addition, you will be eligible for all other benefits as described in the Benefits Guide.

Please indicate your acceptance of this offer by signing this letter and returning it to me. This offer is contingent upon a favorable background check and drug screen, which will be arranged upon your acceptance.

As a condition of employment, you will be required to provide appropriate identification documents required for completion of Form I-9. Your employment with the Company will be at-will, meaning that either you or the Company may terminate the relationship at any time, with or without cause or notice.

Once again, we are excited about this opportunity and look forward to working with you.

Sincerely,

/s/ Charlene Hampton

Charlene Hampton, SHPR, SHRM-SCP

Vice President of Human Resources

Agreed: _/s/ Matthew M Googe_______ Date: April 20, 2026_________
Matthew M. Googe